Exhibit 14.1
ATMI BUSINESS CODE OF CONDUCT
December 17, 2008

Table of Contents

Letter from Doug Neugold, Chief Executive Officer

Introduction

General Principles

1. Relationships with Customers, Suppliers and Governmental Authorities
1.1 Improper Payments
1.2 International Trade Controls
1.3 Supplier Relationships

2. Competing Globally
2.1 Complying with the Competition Laws

3. Our Communities
3.1 Environment, Health & Safety
3.2 Employment Practices
3.3 Workplace Security

4. Protecting Company Assets
4.1 Conflicts of Interest
4.2 Corporate Opportunities
4.3 Controllership
4.4 Insider Trading & Stock Tipping
4.5 Intellectual Property

5. Records Management

6. Compliance Committee and Chief Compliance Officer

7. Communications with the Media, Investors, Government Representatives or Regulatory Agencies

8. Ethics and Compliance Hotline

Letter from Doug Neugold, Chief Executive Officer
Dear Fellow ATMI Employees:
Integrity is at the heart of our ACT IT values and A-player culture, and it is the standard for the way in which we are expected to treat each other and to do business around the world. In today’s competitive market, our reputation for integrity is a prized asset and one of the keys to our success.
Our commitment to integrity is reflected in the ATMI Business Code of Conduct, which states the principles that guide our behavior. Many of these principles are based upon fundamental legal requirements of the countries in which we do business. To meet the standard of integrity that we have set for ourselves, and to promote compliance with applicable laws, it is critical that all of us are familiar with and understand the provisions of our Code of Conduct.
Every employee of ATMI, including its officers, and each member of ATMI’s Board of Directors, has the responsibility to comply with the principles of ATMI’s Business Code of Conduct and all of the policies and procedures that have been established by the Company. I, along with the other senior managers of the Company, am committed to maintaining a culture that rewards compliance and encourages employees to raise compliance concerns to the highest level of the Company without fear of retaliation.
All new employees are asked to read and make a commitment, and all employees will be asked periodically to read and refresh their commitment, to follow the principles of ATMI’s Business Code of Conduct and the Company’s policies and procedures. Please read this Code carefully and use it as a guide that forms the basis of your interactions with fellow employees, customers, suppliers, other business partners, and the communities in which we operate.

Best regards,

Doug

INTRODUCTION
ATMI (sometimes referred to as the “Company”) has issued it’s the ATMI Business Code of Conduct (sometimes referred to as “Code of Conduct” or “Code”) to provide a single set of principles to help employees around the world take a consistent approach to key integrity issues. This Code contains basic information about these principles, and the responsibilities of all employees to comply, penalties for failures to comply, and how to handle an integrity concern.
What is the ATMI Business Code of Conduct?
The ATMI Business Code of Conduct states the principles that ATMI has adopted regarding key integrity issues. This is ATMI employees’ guide to help identify risk areas that you may encounter in your job and to learn what to do whenever you have a question or concern.
How is the ATMI Business Code of Conduct organized?
This introduction explains the responsibilities that all employees have for complying with ATMI’s Business Code of Conduct, policies and procedures, and for raising concerns about possible violations of any provision of this Code, Company policy or procedure, or applicable law. Each section of this Code has a summary of principles, the key requirements, and examples of what to watch for or “red flags.” Make sure you understand each principle as it relates to your job. If necessary, talk to your manager to understand how the principles apply to your job, and for additional information about the Company policies and procedures that apply to you and your job function.
Who must follow this Code and Company policies and procedures?
ATMI’s Code, policies and procedures apply to all employees, including officers, of ATMI, Inc. and its subsidiaries worldwide. The ATMI Business Code of Conduct also applies to the Directors of ATMI, Inc. Any exceptions to the ATMI Business Code of Conduct must be specifically approved by the Company’s Chief Legal Officer (“CLO”). Any exceptions for Directors or Executive Officers must be specifically approved by the Board of Directors of ATMI.
The ATMI Business Code of Conduct also satisfies the Company’s obligation to adopt a code of ethics that applies to certain officers of ATMI, including its principal executive officer, principal financial officer, and principal accounting officer, under Section 406 of the Sarbanes-Oxley Act of 2002.
Which law applies?
ATMI operates in various countries around the world, with employees who are citizens of many different countries. Such operations are subject to the laws of the countries, provinces, states, and municipalities where they take place. In addition, the laws of some countries may apply to ATMI operations that take place outside of the country. An important challenge for all of us is to understand how these laws may apply to our activities and job functions.
The reality for a global company like ATMI is that there may be instances of actual or apparent conflict between the applicable laws of two or more countries. When you encounter such a conflict, you must consult with the Company’s CLO to determine how to resolve that conflict properly.

What are an employee’s responsibilities?
Each of the principles included in this Code identifies specific responsibilities. In addition to the responsibilities specifically stated in this Code, you also have the following basic obligations:
•	Understand Company Policies and Procedures

Learn the details of policies and procedures applicable to your responsibilities for the Company. No one expects you to know all policies and procedures word for word but, in addition to understanding the principles stated in this Code, you should also have a basic understanding of all policies and procedures that apply to your job.

•	Seek Assistance

Consult your manager or the Company’s CLO when you have questions about this Code or the Company’s policies and procedures. If you have questions about Insider Trading requirements, you may also consult the Company’s Chief Financial Officer (“CFO”).

•	Report Concerns

Promptly raise any concern that you or others may have about possible violations of law, this Code, or any Company policy or procedure. You may raise a concern with your manager, the CLO or another attorney in the Company’s Legal organization, the Director of Internal Audit, or a member of the Compliance Committee (see “Compliance Committee and Chief Compliance Officer” below). Alternatively, you may use the Company’s Ethics and Compliance Hotline (see “Ethics and Compliance Hotline” below), which gives you the option of reporting any such concern anonymously. ATMI prohibits retaliation of any kind against employees for good-faith reporting of concerns about the lawfulness or propriety of the Company’s business (including accounting) practices. Employees have an affirmative duty to report any violations of the Code, or any other Company policy or procedure, applicable law, regulation, or rule.

•	Cooperate in Company Investigations

If you are contacted regarding any Company investigation into concerns about a possible violation of this Code, a Company policy or procedure, or an applicable law, regulation or rule (whether or not it is a concern that you reported), you must cooperate, as well as maintain any such investigation in the strictest confidence.

It is the Company’s policy to cooperate with all government investigations and inquiries. All subpoenas, legal complaints, information document or record requests, or other inquiries should be referred to the CLO.
What are the penalties for violations of the ATMI Business Code of Conduct or Company policies and procedures?
Employees who violate, request others to violate, knowingly encourage or ignore a violation of, or retaliate against another employee for reporting a potential violation of, this Code or any Company policy or procedure are subject to disciplinary action up to and including termination of employment. In determining the appropriate sanction in any particular case, the Company may consider, among other things, the nature and severity of the violation, whether the violation was a single or repeated occurrence, whether the violation appears to have been intentional or inadvertent, and whether the individuals involved had been advised prior to the violation as to the proper course of action (including through this Code or the Company’s policies and procedures). In addition, if the violation of the Code, policy or procedure is also a violation of law, you and/or the Company may be subject to criminal penalties (fines or jail sentences) or civil sanctions (damage awards or fines).

Employee Certification
A certification of compliance with ATMI’s Business Code of Conduct and Company policies and procedures must be signed by all newly-hired employees upon joining ATMI, and by all employees on an annual basis. Refusal by any employee to sign the certification will subject such employee to disciplinary action up to and including termination of employment.

GENERAL PRINCIPLES
•	Obey all applicable laws, rules, and regulations governing ATMI’s business conduct worldwide.

•	Be honest, fair, and trustworthy in all your activities and relationships.

•	Avoid all actual and apparent conflicts of interest between work and personal matters.

•
Retain and provide accurate records and provide full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the U.S. Securities and Exchange Commission and in all other public communications.

•	Protect the confidentiality of all non-public information about the Company and its customers, suppliers, or other business partners.

•	Ensure the responsible use of, and control over, all Company assets and resources entrusted to your care.

•	Cultivate an atmosphere in which fair employment practices extend to every member of the diverse Company community.

•	Strive to create a safe workplace and to protect the environment.

•	Maintain a culture where honest and ethical conduct is recognized, valued and exemplified by all employees.

•	Promptly report violations of ATMI’s Business Code of Conduct, Company policies and procedures, and laws, rules and regulations to the appropriate persons.

1. RELATIONSHIPS WITH CUSTOMERS, SUPPLIERS AND GOVERNMENTAL AUTHORITIES
No matter how great the business pressures, ATMI will do business only by lawful and ethical means. When working with customers and suppliers in every aspect of our business, we will not compromise our commitment to integrity.
1.1 IMPROPER PAYMENTS
OVERVIEW
Employees should not offer anything of value to obtain any improper advantage in selling goods and services, conducting financial transactions, or representing ATMI’s interests to any governmental authorities, including, without limitation, as prohibited under the U.S. Foreign Corrupt Practices Act. This policy sets forth ATMI’s standards of conduct and practices for certain kinds of payments, entertainment, and political contributions. ATMI must not authorize, involve itself in, or tolerate any business practice that does not follow this policy.
In addition to disciplinary action, up to and including termination of employment, a violation of this policy can also result in severe civil and criminal penalties. All countries prohibit the bribery of their own public officials and many also prohibit the bribery of officials of other countries. This policy goes beyond these laws and prohibits improper payments in all of our activities, both with governments and in the private sector.
KEY REQUIREMENTS
•
Never give, offer, or authorize the offer, directly or indirectly, of anything of value (money, goods, or a service) to any customer or to a government official to obtain any improper advantage. A business courtesy, such as a gift, contribution, or entertainment, should never be offered under circumstances that might create the appearance of an impropriety.

This policy does not prohibit lawful reimbursement for reasonable and bona fide expenditures – for example, travel and living expenses incurred by customers and directly related to the promotion of products or services or to the execution of a contract.

•
Never give a gratuity or other payment to any government official or employee to expedite a routine administrative action without prior approval by the CLO. If such a “facilitating payment” is made with such approval, make sure it is clearly and accurately reflected in financial reports.

•	Never contribute ATMI funds or other assets for political purposes either inside or outside the United States without prior approval by the CFO.

•	Require any person or firm who represents the Company (such as a consultant, agent, sales representative, distributor, or contractor) to comply with this policy and related laws.

•	Exercise due diligence when selecting persons or firms to represent the Company.
RED FLAGS
•	A person or firm representing the Company or being considered to represent the Company who:
•	Has been accused of improper business practices

•	Has influence on the buying decision and a reputation for bribes

•	Has a family or other relationship that could improperly influence the decision of a customer or government official

•	Approaches you near an award decision and explains that he or she has a “special arrangement” with a government official or the customer

•	Insists on receiving a commission payment before the announcement of the award decision
•	A person who suggests that a Company bid be made through a specific representative or partner

•	Any request that a commission or other payment be made in a third country or to another name

•	A commission that seems large in relation to the services provided
1.2 INTERNATIONAL TRADE CONTROLS
OVERVIEW
Many countries regulate international trade transactions, such as imports, exports, and international financial transactions, for a variety of reasons, including national security and foreign policy. In addition, the United States prohibits any cooperation with boycotts against countries friendly to the United States or against firms that may be “blacklisted” by certain groups or countries.
In April 2004, the United Nations Security Council called upon all member states to establish national export control systems, including restrictions on support and financing, to stem the proliferation of weapons of mass destruction and ballistic missiles. Consequently, it is likely that the number of countries with national export control systems will grow significantly. ATMI recognizes that the complexity of export controls and the growing number of different national export control systems can make compliance extremely difficult. If you have any questions or concerns, please contact the CLO.
KEY REQUIREMENTS
•
Follow relevant international trade control regulations, including requirements for licensing, shipping documentation, import documentation, reporting, and record retention, of all countries in which you conduct business. These restrictions may apply to international trade in goods, technology and technical exchanges, software and services, as well as to financial transactions.

•	Learn and understand the extent to which U.S. trade controls apply to transactions conducted by ATMI which are part of your employment responsibilities, even outside the United States.

•	Make sure all international transactions are screened against all applicable laws and regulations that restrict transactions with certain countries and persons.

•
Consult the Company’s CLO or your manager regarding any transaction in which a conflict arises between U.S. law and the law of another country or region, such as the laws blocking certain U.S. restrictions adopted by Canada, Mexico, and the members of the European Union.

•
Understand which party to an import transaction bears legal responsibility for the accuracy of import documentation. Where ATMI bears legal responsibility, establish procedures to ensure compliance. Where an agent or customer is the responsible party, ensure that ATMI provides full and accurate information that the other party needs to complete import documents.

RED FLAGS
All transactions:
•	Unfamiliar customer without convincing references

•	Unusual transaction or application for a particular customer, end use, or location

•	Evasive, reluctant, or otherwise unsatisfactory answers by a customer to questions about end use, end user, delivery dates, or delivery locations

•	Lack of concern for normal training and warranty service

•	Freight forwarder listed as ultimate consignee

•	Abnormal packing, marking, or routing of goods

•	Unusual security or safety measures

•	Involvement of parties related to countries engaged in the development of biological, chemical or nuclear weapons, or ballistic missiles

•	Transactions involving an embargoed country, a citizen or representative of an embargoed country, or an individual or entity subject to government sanction
Imports:
•	An invoice price that does not reflect the full value of the imported goods

•	Any payment to the exporter or benefiting the exporter that is not included in the invoice price or otherwise reported to customs authorities

•	Inaccurate or incomplete invoice description of the imported goods

•	Inaccurate identification of country of origin of the imported goods

•	Use of an import tariff classification that does not appear to be an accurate description of the imported goods
1.3 SUPPLIER RELATIONSHIPS
OVERVIEW
ATMI’s relationships with suppliers must be based on lawful practices. We also expect our suppliers to adhere to applicable legal requirements in their business relationships, including those with their employees, their local communities, and ATMI. The quality of our supplier relationships often has a direct bearing on the quality of our customer relationships. Likewise, the quality of our suppliers’ products and services affects the quality of our own products and services.
KEY REQUIREMENTS
•
Do business only with suppliers who comply with local and other applicable legal requirements relating to labor; environment, health and safety; intellectual property rights; and improper payments to governmental authorities and other parties.

RED FLAGS
•	Selection of suppliers on any basis other than open, competitive bidding

•	Potential conflicts of interest in supplier selection, including, without limitation, the acceptance of gifts or other items of value except in strict compliance with business guidelines

•	Directing business to a supplier owned or managed by a relative or close friend

•	Unsafe conditions in supplier facilities or workers who appear to be underage or subject to coercion

•	Apparent disregard of environmental standards in supplier facilities

2. COMPETING GLOBALLY
The competition laws, also sometimes know as “antitrust” laws, are a critical part of the global business environment in which ATMI operates. The laws’ primary purpose is to prevent interference with the functioning of a competitive market system. They govern a wide range of business activities, including, without limitation, setting prices, and purchasing, selling and marketing goods and services. Every employee is responsible for complying with the competition laws.
2.1 COMPLYING WITH THE COMPETITION LAWS
OVERVIEW
ATMI is dedicated to compliance with the competition laws in all of its activities. Competition law issues may be very complex. As such issues arise, you should review this policy and discuss any issues with the Company’s CLO.
KEY REQUIREMENTS
•
Comply with all applicable competition laws, policies, and treaties affecting the Company and its employees, including, without limitation, those that relate to obtaining and handling data concerning competitors.

•
Do not propose or enter into any agreements or understandings – expressed or implied, formal or informal, written or oral – with any competitor regarding any aspect of the competition between the Company and the competitor for sales to third parties.

•	Consult with the Company’s CLO early in the process of evaluating any proposed merger, acquisition, or joint venture.

•
Consult with the Company’s CLO in connection with business arrangements that may raise competition law issues, including, without limitation, exclusive arrangements for the purchase or sale of products or services; bundling of goods and services; or distribution arrangements with competitors.

•	Avoid making misrepresentations or dishonest statements regarding ATMI’s or our competitors’ products.
RED FLAGS
•	Discussions or agreements with competitors on:
•	Prices

•	Production or sales capacity or volume

•	Terms or conditions of sale

•	Market share

•	Costs, profits, or profit margins

•	Coordination of bidding activities

•	Marketing and product plans

•	Dividing sales territories or allocation of customers or product lines
•
Any contacts with competitors that could create the appearance of improper agreements or understandings, whether the contact is in person, in writing, by telephone, or through e-mail or other means of electronic communication

•	Making false and misleading comparisons with or statements concerning competitors’ products

•	Obtaining or using confidential or proprietary information or materials of a competitor other than in accordance with a non-disclosure agreement

3. OUR COMMUNITIES
All of us also have important responsibilities to each other and to the communities in which we work. Throughout ATMI, we must ensure that employees are hired and promoted based on merit and that working conditions comply with the law. We must also strive to provide safe environments for our employees and the communities in which we do business.
3.1 ENVIRONMENT, HEALTH & SAFETY
OVERVIEW
All employees have a responsibility to ensure environmental, health, and safety (sometimes referred to as “EH&S”) excellence. ATMI will strive to provide a safe and healthy working environment and to avoid adverse impact and injury to the environment and the communities in which we do business. ATMI has a comprehensive EH&S management system that is covered as part of each employee’s orientation, as applicable. ATMI handles and processes many different and potentially hazardous materials with numerous laws and regulations, and Company policies and procedures that apply to various activities, products, and services. ATMI must secure all hazardous materials at all times. Unauthorized persons are not to have access to hazardous materials and hazardous materials are not to be received, shipped, or disposed of without following the applicable laws, regulations, policies and procedures.
All employees are responsible to question and verify that ATMI is complying with applicable requirements relating to their respective jobs.
KEY REQUIREMENTS
•	Comply with all relevant EH&S laws, regulations, policies and procedures.

•	Create and maintain a safe working environment and prevent workplace injuries.

•	Reduce waste, emissions, and the use of toxic materials.

•	Appropriately assess and manage the Company’s EH&S risks.

•	Eliminate unreasonable risks from our products, activities, and services.

•	Address site contamination issues in a cost-effective and appropriate manner.

•	Respect the environmental rights and interests of our neighbors.

•	Report all concerns to the Company’s dedicated EH&S professionals or the CLO.
RED FLAGS
•	Failure to include EH&S training as part of employee orientation

•	Lack of appropriate training for a particular job

•	Unsafe activities and conditions, such as:
•	Failure to use personal protective equipment (shoes, safety glasses, hearing protection, etc.)

•	Unlabeled chemicals

•	Exposed or unsafe wiring and other hazards

•	Blocked fire exits

•	Working in high places without fall protection

•	Working beneath heavy, suspended loads, or improperly using cranes

•	Working on electrical or powered equipment without following appropriate lock-out, tag-out procedures

•
Failure to comply with health, safety, or environmental laws and regulations, including, without limitation, obtaining required permits and registrations, and complying with applicable reporting requirements

•	Failure to follow established emergency preparedness and response procedures

•	EH&S complaints from employees, customers, or neighbors

•	Deficiencies noted by government inspectors

•	Unreported environmental, health, or safety hazards or accidents

•	Failing to respond promptly to concerns about possible product safety issues

•	Missed opportunities for reducing waste and toxic materials
3.2 EMPLOYMENT PRACTICES
OVERVIEW
ATMI is committed to fair employment practices, including the prohibition of all forms of illegal discrimination, and to following applicable labor and employment laws wherever it operates. This includes observing those laws that pertain to freedom of association, privacy, recognition of the right to engage in collective bargaining, the prohibition of forced compulsory and child labor, and those laws that pertain to the elimination of any improper employment discrimination. By providing equal access and fair treatment to all employees, we improve the Company’s success while enhancing the progress of individuals and the communities where we operate.
KEY REQUIREMENTS
•
Recruit, hire, train, compensate, promote, and provide other conditions of employment without regard to a person’s race, color, religion, national origin, gender (including, without limitation, pregnancy), sexual orientation, age, disability, veteran status, or other characteristic protected by law.

•
Provide a work environment free of improper harassment, such as harassment directed at a person because of his or her race, religion, gender, sexual orientation, etc., and harsh and inhumane treatment.

•
Respect the privacy rights of employees by using, maintaining, and transferring their personal data in accordance with applicable Company policies and procedures. While seeking to maintain employee privacy, however, the Company reserves the right to monitor use of Company property (for example, computers, e-mail, phones, proprietary information, etc.) in accordance with applicable law.

•	Comply with all relevant laws and regulations, including, without limitation, applicable privacy and data protection laws, regulations, and treaties.
RED FLAGS
•	A hostile work environment (for example, telling jokes or displaying materials that ridicule or offend a member of a particular race or ethnic group)

•
Allowing race, color, religion, national origin, gender (including, without limitation, pregnancy), sexual orientation, age, disability, veteran status, or other characteristic protected by law to be a factor in hiring, promotion, compensation, or other employment-related decisions

•	Making unwelcome sexual advances to another employee or person with whom you work

•	Violating a labor law in your country (for example, hiring a child who is under the legal minimum age)

•
Refusing to work, or otherwise cooperate with certain individuals because of their race, color, religion, national origin, gender, sexual orientation, age, disability, veteran status, or other characteristic protected by law

•	Disclosing employment data to a person who does not have a business need to know or the authority to access the data, or the subject’s consent

•	Retaliation against another employee for reporting a potential violation of law or any Company policy or procedure
3.3 WORKPLACE SECURITY
OVERVIEW
ATMI is committed to providing a secure and productive work environment for all employees. This includes the physical security in our facilities as well as security for our proprietary information. ATMI has a zero tolerance policy regarding acts of workplace violence.
KEY REQUIREMENTS
•	ATMI employees are not allowed to grant any unauthorized individual access to facilities or data without following the appropriate internal procedures. When in doubt, ask your supervisor.

•	No person is permitted to have any weapons on site at any ATMI facility.

•	No person is permitted to make verbal or written threats, or display any threatening behavior.
RED FLAGS
•	Failure to secure ATMI property from unauthorized access

•	Unauthorized/unidentified persons within an ATMI facility

•	Unauthorized access to ATMI’s computer network, files, or databases

•	Abuse of any access level or password, or hacking into any ATMI IT system

•	Unauthorized access to hardcopy paper files

•	Theft of Company or employee personal property

•	An illegal act of any kind performed while on the job or on Company property

•	Acts of intentional property damage, vandalism, or industrial espionage

•	Drug or alcohol use while on the job

•	Threatening behavior, language, notes, or e-mail in the workplace

4. PROTECTING COMPANY ASSETS
All ATMI employees have a direct role in helping to maintain the Company’s financial integrity by keeping Company records accurate. We must also safeguard Company property, whether it is a piece of equipment, an electronic file, a Company trademark, or confidential information about a product or an upcoming transaction. In addition, we have a fundamental obligation to make sound business decisions on behalf of our Company that are not influenced by our individual family, financial, or other interests.
4.1 CONFLICTS OF INTEREST
OVERVIEW
The Company recognizes that employees may take part in legitimate financial, business, and other activities outside their jobs. However, those activities must be lawful and free from conflicts with their responsibilities as ATMI employees, that is, they cannot interfere (or be reasonably thought to interfere) with the independent exercise of judgment on behalf of ATMI and in its best interests. Employees must not misuse ATMI resources or influence, or discredit ATMI’s good name and reputation.
The effectiveness of this policy depends in large part upon all employees’ cooperation in disclosing any situation that may be contrary to the intent of the policy and the ethical standards that it expresses. You have an affirmative duty to seek guidance from your manager or the Company’s CLO before engaging in any activity that may be of a controversial or sensitive nature.
KEY REQUIREMENTS
•
Disclose any relationship, outside activity, or financial interest that may present a possible conflict of interest or the appearance of a conflict. Make your disclosures in writing to your manager as well as to the Company’s CLO.

•
In addition to complying with the law and Company policies, exercise your own good judgment in all personal and business dealings outside your job, including avoiding actions or relationships that might conflict or appear to conflict with your job responsibilities or the interests of ATMI.

•	Do not misuse Company resources, intellectual property, time, or facilities (including office equipment, e-mail, and computer applications).

•	Before accepting any position as an officer or director of an outside business concern, obtain the approval of your manager and the Company’s CLO.

•
Obtain the approval of your manager and the Company’s CLO when accepting a position as a director or trustee of a not-for-profit entity if there may be a Company business relationship with the entity or an expectation of financial or other support from the Company.

RED FLAGS
•
Holding a financial interest in a company where you could personally affect decisions regarding ATMI’s business with that company, or acquiring any leaseholds, patents, or other property interests or rights in which ATMI has, or could have, an interest

•
Taking a part-time job; engaging in outside consulting, managerial, or employment relationships; or holding public office where you may be tempted to spend time on that job or engagement during your normal Company working hours or to use Company equipment or materials

•	Receiving gifts of greater than nominal value, or accepting loans or guarantees of obligations, from any individual, organization, or entity doing, or seeking to do, business with ATMI

•	Receiving personal discounts or other benefits from suppliers, service providers or customers not available to the general public or other ATMI employees

•	Directing business to a supplier that is owned or managed by a relative or close friend

•
Misusing Company resources, your position, or influence to promote or assist an outside business or not-for-profit activity, including solicitations of contributions or other support from fellow employees or distribution of non-work related materials

•	Inappropriate or excessive use of Company property (including e-mail and computers or other office equipment) for personal purposes

•	Preferential hiring of, direct supervision of, or making a promotion decision about a spouse, relative, or close personal friend

•	Engaging in a romantic or other personal relationship that may create a conflict of interest with the employee’s Company responsibilities or compromise Company interests
4.2 CORPORATE OPPORTUNITIES
OVERVIEW
In addition to employees’ responsibility to avoid conflicts of interest, employees owe a duty to ATMI to advance the Company’s legitimate business interests when the opportunity to do so arises. Business opportunities that arise through the use of ATMI’s assets, property, or information, or by virtue of your position at ATMI, belong to ATMI. ATMI employees may not take for themselves, or direct to any family member, friend, or other person or entity, opportunities that are discovered through the use of ATMI’s assets, property, or information, or by virtue of their position at the Company, nor may employees use ATMI’s assets, property, or information, or their position at the Company, for personal gain.
You have an affirmative duty to seek guidance from your manager or the Company’s CLO before engaging in any business opportunity that may rightly belong to the Company.
KEY REQUIREMENTS
•
Disclose any business opportunity that you are considering, or directing others to consider, that may relate to any existing or reasonably anticipated future activity of the Company. Make your disclosures in writing to your manager, as well as the Company’s CLO.

•	Before taking advantage of, or directing others to take advantage of, any business opportunity that may relate to ATMI’s business, obtain the approval of your manager and the Company’s CLO.
RED FLAGS
•
Developing for personal benefit, or assisting another person or entity to develop, any business opportunity that arises or otherwise comes to your attention by virtue of your position with ATMI or through the use of ATMI resources

•
Participating in initial public offerings or otherwise accepting special investment opportunities from a supplier, vendor (including banks or financial advisors), or customer with whom the Company is doing or seeking to do business

4.3 CONTROLLERSHIP
OVERVIEW
Controllership is comprised of three elements that are critical to ATMI’s commitment to maximize shareholder value: (1) compliance with applicable laws, regulations, and Company policies; (2) rigorous business processes designed to ensure that management decisions are based on sound economic analysis (including a prudent consideration of risks), and that the Company’s physical, financial, and intellectual property assets are safeguarded and optimally employed; and (3) integrity in communications, to ensure accurate, full, fair, timely, and understandable disclosure in all of the Company’s public communications, including the reporting of financial information.
KEY REQUIREMENTS
•	Follow generally accepted accounting principles, standards, laws, and regulations for accounting and financial reporting of transactions, estimates, and forecasts.

•
Maintain a robust system of internal control over financial reporting and disclosure controls and procedures for preparing reports made to the U.S. Securities and Exchange Commission and other public communications.

•	Maintain complete, accurate, and timely records and accounts to reflect all business transactions.

•	Safeguard all physical, financial, informational, and other Company assets.

•
Comply with the Company’s records retention procedures (including maintaining records for the relevant retention period, preserving records relevant to an investigation or lawsuit, and destroying records no longer required to be maintained in accordance with the relevant retention period or preserved in connection with an investigation or lawsuit).

•	Use economic, risk-based criteria to make business decisions.

•	Provide timely, candid forecasts and assessments to management.

•	Maintain sound processes and controls.
RED FLAGS
•	Any effort to mislead or coerce internal or external auditors

•	Financial results that seem inconsistent with underlying performance

•	Inaccurate financial records, such as overstated travel and living expense reports, or erroneous time sheets or invoices

•	Transactions that are inconsistent with good business economics

•	Confidential business or financial information released to unauthorized third parties

•	Absence of controls to protect assets from risk of loss

•	Circumventing review and approval procedures

•	Inadequacy of routines and controls at new facilities or remote sites

4.4 INSIDER TRADING & STOCK TIPPING
OVERVIEW
ATMI is committed to fair and open markets for publicly-traded securities. We have established standards of conduct for employees and others who obtain material or price-sensitive non-public (“inside”) information through their work for the Company. ATMI’s directors and officers are also subject to additional responsibilities with respect to trading in ATMI stock, such as a prohibition on trading during quarterly “blackout” periods. Insider trading and stock tipping are criminal offenses in most countries where the Company does business. Our policy requires not only full compliance with applicable laws, but also avoiding the appearance of insider trading or stock tipping. This policy is not meant to restrict the freedom of employees to make appropriate personal investments or the Company’s right to legitimately use and disclose inside information in the ordinary conduct of its business.
Insider trading means personally buying or selling stock or other securities of any company while in possession of material non-public information about that company. Stock tipping means disclosing inside information about a company – for example, to a relative, colleague, or friend – that enables a person to buy or sell stock or other securities of a company on the basis of such information. Information is “material” if there is a substantial likelihood that a reasonable investor would consider such information important in arriving at a decision to buy, sell, or hold securities, including, without limitation, earnings estimates or financial results of a company before public release, a significant expansion or curtailment of operations, a significant increase or decline in business, a significant merger or acquisition proposal or agreement, the purchase or sale of substantial assets, a substantial new contract or loss of contract, a major litigation or investigation, and any extraordinary management developments. This list is not exhaustive. Other types of information may be material at any particular time, depending upon the circumstances. If you have any doubt as to whether certain information is or is not material, contact the CFOCLO or the CFO.
KEY REQUIREMENTS
•	Never buy or sell the stock or other securities of any company while you have inside information about the company.

•	Never recommend or suggest that anyone else buy, sell, or retain the stock or other securities of any company while you have inside information about the company.

•
Do not disclose inside information regarding ATMI to anyone outside the Company (including family members), except when such disclosure is needed to enable the Company to carry on its business properly and effectively and appropriate steps have been taken by the Company to prevent the misuse of the information (e.g., entering into a confidentiality or non-disclosure agreement). Employees are urged to consult with the Company’s CLO to determine if such disclosure is needed and is being undertaken in an appropriate manner.

•	Within the Company, only disclose information as necessary to carry out your employment with the Company and when you have no reason to believe the information will be misused.
RED FLAGS
•	Failing to learn how to identify inside information. It is any non-public information that a reasonable investor is likely to consider important in making an investment decision.
•	Inside information may relate to our Company or any other company, including our suppliers, customers, or other business partners

•	Inside information may be non-public information about anything that could affect a company’s stock price
•	Any non-public information about a company that would influence your own decision to buy, sell or hold that company’s stock or other securities probably is inside information

Restriction on Trading in ATMI Securities by Directors and Officers
ATMI has implemented the following additional requirements applicable to (i) all directors of ATMI, and their Affiliates (which is defined to include spouses, minor children, other relatives living in their homes, trusts or other accounts in which they or relatives living in their homes have a beneficial interest, and trusts or other accounts over which they exercise control or investment influence), and (ii) all officers of ATMI subject to Section 16 under the Securities Exchange Act of 1934, and their Affiliates (as defined above):
Blackout Period. Purchases, sales, gifts, or other transfers of ATMI securities may not be made during the period beginning on the sixteenth day of the third calendar month of any fiscal quarter (i.e., March 16, June 16, September 16 and December 16) and ending at the close of business on the second trading day after the release of that fiscal quarter’s financial results (the “Blackout Period”); and
Preclearance. Prior to initiating any transaction in ATMI securities outside of the Blackout Period, a director or officer must first notify ATMI’s CFO or, if he or she is not available, the CLO or Chief Executive Officer (“CEO”), in writing of the desire to so transact. The CFO, CLO, or CEO will determine whether or not the proposed transaction may be undertaken and will promptly advise the director or officer of the decision (“Preclearance”). Such preclearance to transact may not be sought if the director or officer is then in possession of “inside” information. If clearance to buy, sell, gift, or otherwise transfer the stock is given, the transaction should be completed by the end of the second trading day thereafter, or new clearance must be obtained. If the CFO, CLO, or CEO determines that the transaction should not be made because of circumstances at ATMI (which circumstances need not be revealed to the requester), the decision shall be final and be adhered to by the director or officer. This determination remains in effect until subsequent clearance is received. If you have been denied clearance to transact, you should not disclose this to others.
Restriction on Trading in ATMI Securities by Other Designated Senior Employees
Certain other employees, because of their access to certain “inside” information on a regular basis, may also be required to comply with the Blackout Period and Preclearance provisions. This requirement will also apply to Affiliates (as defined above) of such designated employees. The employees in this category will change from time to time. If you are in this category, you will be notified individually.
4.5 INTELLECTUAL PROPERTY
OVERVIEW
Among our most valuable assets is our intellectual property – patents, trade secrets, trademarks, copyrights, and other proprietary information. It is ATMI’s policy to establish, protect, maintain, and defend its rights with respect to its intellectual property and to use those rights in responsible ways. All employees must take steps to safeguard these assets.
In addition to protecting the Company’s intellectual property rights, the Company respects the valid intellectual property rights of others. Unauthorized use of the intellectual property rights of others may expose the Company to civil law suits and damages. In many countries, theft and misappropriation of trade secrets, proprietary information, or other intellectual property may result in significant fines and criminal penalties to both the Company and to the individual. ATMI’s products, services, and processes, and any proposed use of the intellectual property of others, should be timely and reasonably reviewed for infringement by intellectual property counsel in the Company’s Legal organization.

KEY REQUIREMENTS
•	Within the Company, identify and protect our intellectual property.

•	Follow Company policies and procedures for handling any unsolicited ideas from outsiders as well as any employee ideas.

•	Respect valid patents and other protected intellectual property of others. Consult intellectual property counsel concerning necessary licenses or approvals to use such intellectual property.

•	Consult with intellectual property counsel in the Company’s Legal organization before:
•	Soliciting, accepting, or using proprietary information of outsiders

•	Disclosing Company proprietary information to outsiders

•	Permitting third parties access to our intellectual property

•	Assert intellectual property rights only in a way consistent with the law.

•
Understand your responsibilities to the Company regarding new inventions and ideas that you may develop while a Company employee. Consult with intellectual property counsel in the Company’s Legal organization if you have any question about these responsibilities.

•	Comply with any Company policies, procedures and guidelines for use of our primary trademarks and trade names.

RED FLAGS
•	Receiving from an employee proprietary information about his or her prior employer

•	Accepting proprietary information from an outsider, under circumstances where a confidential relationship exists or may be implied

•	Discussing Company proprietary information with customers or suppliers

•	Passing on, for technical or management review, an outsider’s suggestion for a new product, product feature, service, or name, without following Company policies and procedures

•	Introducing, or divulging information about, a new product or service before patent applications have been filed or a decision has been made not to file an application

•	Introducing a new product or service, or new product or service name, before checking for patent or trademark infringement with intellectual property counsel in the Company’s Legal organization

•	Threatening anyone suspected of infringing any Company intellectual property without first consulting with Company intellectual property counsel

•	Employing a person who previously worked for a competitor without putting in place safeguards to prevent the person from inadvertently disclosing or using the competitor’s proprietary information

5. RECORDS MANAGEMENT
ATMI employees who create records and data must always use care to make them accurate, complete, and not misleading.
Employees are required to comply with all applicable laws and regulations, and Company policies and procedures relating to the management, preservation and disposal of records. Records include all hard-copy and electronically-stored information that is created or received by ATMI in the course of its business. Records include, but are not limited to, documents, papers, handwritten notes, faxes, photographs, drawings, emails, Word documents, spreadsheets, Power Point presentations, and electronic databases.
Special requirements regarding the retention of Company records may apply if there is pending or threatened litigation, regulatory proceeding or investigation, or if ATMI has received a subpoena or other request pursuant to law to produce records. In these circumstances, you will receive a notification from the Legal organization that certain records are subject to a “legal hold.” If a legal hold applies, you are required to preserve all relevant records and to suspend any regular or other destruction processes or procedures that would otherwise apply to such records until you receive notification from the Legal organization that the legal hold no longer applies. Employees must notify the Company’s CLO if they become aware that records subject to a legal hold have been altered or destroyed while the legal hold is in effect.

6. COMPLIANCE COMMITTEE AND CHIEF COMPLIANCE OFFICER
ATMI has a cross-functional Compliance Committee, comprised of representatives of Finance (including Internal Audit), Human Resources, Information Technology, Legal, International Trade Control, EH&S, and other functional, business or geographic organizations designated from time to time by the Executive Team or the Compliance Committee. A list of the current members of the Compliance Committee is posted on the Company’s internal website, or may be obtained from ATMI’s Legal organization.
The purpose of the Compliance Committee is to support (i) the conduct of business globally by ATMI in a manner that is legal, ethical and consistent with the ATMI Business Code of Conduct; (ii) ATMI’s compliance activities worldwide; and (iii) the collection and reporting of information about these matters. The Compliance Committee Charter is posted on the Company’s internal website, or may be obtained from ATMI’s Legal organization.
The Compliance Committee is chaired by the Company’s CLO, who is also the Company’s Chief Compliance Officer. As Chief Compliance Officer, the CLO has overall responsibility for the Company’s ethics and compliance program.
Any employee with a question or concern about an ethics or compliance matter, may consult the CLO or any member of the Compliance Committee. An employee who wants to report a possible violation of law, or of Company policy or procedure, may report that matter to the CLO or any member of the Compliance Committee. This is in addition to the ability of employees to raise concerns or make reports with their managers, any attorney in the Company’s Legal organization, or the Director of Internal Audit, or by using the Company’s Ethics and Compliance Hotline (see “Ethics and Compliance Hotline” below), which gives employees the option of reporting concerns anonymously.

7. COMMUNICATIONS WITH THE MEDIA, INVESTORS, GOVERNMENT REPRESENTATIVES OR REGULATORY AGENCIES
Unless specifically authorized by the Company’s CEO, CFO, or CLO, or required by law, no employee shall make statements or provide any information on behalf of or about ATMI or its business, customers, or suppliers to the press or any other media, investors, or government representatives, or a representative of any quasi-governmental or regulatory agency, nor shall any ATMI employee on behalf of ATMI, or otherwise, issue any press release or make any other public announcement concerning ATMI or its business, customers, or suppliers.

8. ETHICS AND COMPLIANCE HOTLINE
The Company has established an Ethics and Compliance Hotline (sometimes referred to as the “Hotline”), operated by an independent third-party hotline service vendor. The Hotline is one of the ways that can be used by employees to raise concerns or make reports regarding possible violations of laws or regulations, or of the Company’s Code, policies or procedures including, but not limited to, concerns or reports regarding accounting, internal accounting controls or audit matters. The Hotline offers employees the option of raising their concerns or making their reports anonymously. The Hotline should be used if an employee is uncomfortable raising a concern or reporting a possible violation to his or her manager, the CLO, the Director of Internal Audit or a member of the Compliance Committee.
Raising a concern or making a report, anonymously or otherwise, will not have any adverse consequences for any employee who does so in good faith. This Code and Company policies prohibit retaliation of any kind against any employee who acts in good faith to raise a concern or report a possible violation of laws or regulations or the Company’s Code, policies or procedures.
Details regarding the Hotline, and how to access it, are posted on the Company’s internal website.